Exhibit 99.2

29903 Agoura Road, Agoura Hills, California 91301
Telephone: 818 871-5000 Fax: 818 871-7400

FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/ Investor Relations

818/871-5125

THQ APPOINTS PAUL J. PUCINO EXECUTIVE VICE PRESIDENT AND

CHIEF FINANCIAL OFFICER

Agoura Hills, CA, February 4, 2009 — THQ Inc. (NASDAQ: THQI) today announced the appointment of Paul J. Pucino as Executive Vice President and Chief Financial Officer, effective immediately.

Pucino brings extensive financial leadership, corporate development and investor relations experience to THQ.   Prior to joining THQ, Pucino was executive vice president and CFO of Classmates Media Corporation, a wholly-owned subsidiary of United Online.  From 2005 to 2007, Pucino was CFO of publicly traded internet services company Digital Insight, which was merged with Intuit in February 2007.  Previously, Pucino served as executive vice president and CFO of Tekelec, a publicly traded developer of internet and telecommunications networking equipment.

“Paul’s strong financial leadership, corporate strategy expertise and deep experience with technology companies will be invaluable as we execute on our recently announced strategic plan and business realignment actions,” said Brian Farrell, president and CEO, THQ.

“THQ has strong franchises and a solid strategy,” said Pucino.  “I look forward to working with Brian and the rest of THQ’s management team to implement the necessary changes to improve THQ’s competitive position and profitability.”

A Certified Public Accountant, Pucino earned a Bachelor’s degree in Accounting from the University of Tampa and an MBA in Finance from the University of Chicago.

Pucino replaces Colin Slade who remains on an indefinite medical leave of absence.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software. The company develops its products for all popular game systems, personal computers and wireless devices. Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific. More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ and its logos are trademarks and/or registered trademarks of THQ Inc.

The statements contained in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”), including, but not limited to, the company’s expectations for improved competitive position and profitability, and are based upon management’s current beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, business, competitive, economic, legal, political and technological factors affecting our industry, operations, markets, products or pricing.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal period ended March 31, 2008, and particularly the discussion of risk factors set forth therein.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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